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                                                                  EXHIBIT 23.2


                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Westminster Capital, Inc.:

We consent to incorporation by reference in the registration statement No. 33-21177 on Form S-8 of Westminster Capital, Inc. of our report dated March 1, 1997, relating to the consolidated statements of financial condition of Westminster Capital, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the December 31, 1997, annual report on Form 10-K of Westminster Capital, Inc.



                                             KPMG PEAT MARWICK LLP


Los Angeles, California
March 27, 1998